Exhibit 10.2

Release and Non-Competition Agreement

This Release and Non-Competition Agreement (“Agreement”), is entered into by and between E2open Parent Holdings, Inc. (collectively with its Affiliates and their subsidiaries, the “Company”) and Peter Hantman (“Executive”). The Company and Executive will be jointly referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the E2open Parent Holdings, Inc. Executive Severance Plan (the “Plan”).

WHEREAS, Executive and E2open, LLC, a Delaware limited liability company and subsidiary of the Company, are party to that certain Employment Letter Agreement, dated as of March 1, 2021 (the “Employment Agreement”);

WHEREAS, Executive and E2open Parent Holdings, Inc. are party to that certain Indemnification Agreement, dated as of February 4, 2021 (the “Indemnification Agreement”);

WHEREAS, the Plan Administrator of the Plan has determined that Executive is an Eligible Employee under the terms of the Plan;

WHEREAS, the Plan requires Executive to sign and not revoke this Agreement in accordance with its terms in order to be eligible for the benefits under the Plan; and

WHEREAS, Executive has carefully read and fully understands all of the provisions and effects of this Agreement, which includes a general release and post-employment restrictions on Executive.

NOW, THEREFORE, Executive and the Company, for the good and sufficient consideration set forth below and intending to be legally bound, agree as follows:

1.
Separation from Employment.
(a)
Executive agrees that Executive’s employment with the Company has been terminated effective September 27, 2023 (the “Separation Date”). Regardless of whether Executive signs this Agreement, Executive will be paid for all of Executive’s accrued but unused paid time off through the Separation Date. The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation Date. Following the Separation Date, Executive shall not be, or represent that Executive is, an employee, agent, consultant, service provider or representative of the Company, any of the other Releasees (as defined below), or any of their respective funds or portfolio companies and Executive shall take any actions required by the Company to effectuate the foregoing. Further, Executive will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that Executive holds with the Company Group (as defined below), and agrees to take any actions as may be reasonably required to effectuate the foregoing. Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s

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name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
(b)
Notwithstanding the foregoing, and without limiting Executive’s obligations under Section 17 of this Agreement, Executive shall remain available following the Separation Date to provide transition services to the Company and its affiliates until December 31, 2023 (such period, the “Transition Period”). For the avoidance of doubt, during the Transition Period, Executive shall not, unless otherwise requested or agreed by a member of the Company’s Board of Directors or its designee in writing: (i) perform any work for the Company or its affiliates, (ii) report to the Company’s offices, (iii) attend any events or engagements of the Company or its affiliates, (iv) incur any expenses or create any obligations on behalf of the Company or its affiliates, or (v) speak with any employees, officers, advisors, clients, or other business relations of the Company or any of its affiliates (other than a member of the Company’s Board of Directors or its designee) about any matters related to the business of the Company or its affiliates. Rather, during the Transition Period, and without limiting Executive’s obligations under Section 17 of this Agreement, Executive shall: (A) assist the Company with the transition of Executive’s roles, duties and responsibilities to Executive’s successor(s) or as directed by the Company’s Board of Directors or its designee, (B) assist with the transition of customer relationships and provide such other consulting and advice as reasonable requested, including with respect to transition matters, and (C) honor the terms of this Agreement. Executive shall not receive any compensation or benefits for providing such services other than as set forth in Section 2 below. Any material breach of this provision or of this Agreement shall constitute Cause under the Plan and render Executive ineligible for any consideration under Section 2 below or otherwise, provided that to the extent the Company reasonably determines that Executive’s breach is able to be cured, it shall provide Executive with written notice of such breach and a reasonable opportunity to cure.
2.
Severance Benefits; Incentive Equity.
(a)
Severance Benefits. As of the Effective Date of this Agreement set forth below, and subject to Executive’s continued compliance with the provisions of this Agreement, Executive will receive the benefits set forth in Article III of the Plan, as applicable, in accordance with the terms of the Plan including but not limited to the Limitation on Payments in Article IV, the Section 409A provisions in Section 5.13, and the provisions of Section 3.6 and 5.3 thereof. This Agreement shall be governed by the terms of the Plan.
(b)
Incentive Equity.
(i)
Executive and the Company are party to the following equity award agreements (collectively, the “Award Agreements”): (A) that certain Stock Option Grant Notice and Nonqualified Stock Option Agreement, dated as of March 1, 2021, pursuant to which Executive was granted 327,436 stock options (“Options”) (such agreement, the “2021 Option Award Agreement”); (B) that certain Stock Option Grant Notice and Nonqualified Stock Option Agreement, dated as of May 13, 2022, pursuant to which Executive was granted 347,504 Options (such agreement, the “2022 Option Award Agreement”); (C) that certain Stock Option Grant Notice and Nonqualified Stock Option Agreement, dated as of May 5, 2023, pursuant to which Executive was granted 141,344 Options (such agreement, the “2023 Option Award Agreement”, and together with the 2021 Option Award Agreement and the 2022 Option Award Agreement, the

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“Option Award Agreements”); (D) that certain Restricted Stock Unit Notice and RSU Agreement, dated as of May 21, 2021, pursuant to which Executive was granted 68,270 time-based restricted stock units (“RSUs”) (such agreement, the “2021 RSU Award Agreement”); (E) that certain Restricted Stock Unit Notice and RSU Agreement, dated as of May 21, 2022, pursuant to which Executive was granted 84,493 RSUs (such agreement, the “2022 RSU Award Agreement”); (F) that certain Restricted Stock Unit Notice and RSU Agreement, dated as of May 1, 2023, pursuant to which Executive was granted 135,133 RSUs (such agreement, the “2023 RSU Award Agreement”, and together with the 2021 RSU Award Agreement and the 2022 RSU Award Agreement, the “RSU Award Agreements”); (G) that certain Performance-Based Restricted Stock Unit Notice and RSU Agreement, dated as of May 21, 2021, pursuant to which Executive was granted 68,270 performance-based restricted stock units (“PSUs”) (such agreement, the “2021 PSU Award Agreement”); (H) that certain Performance-Based Restricted Stock Unit Notice and RSU Agreement, dated as of May 21, 2022, pursuant to which Executive was granted 82,008 PSUs (such agreement, “2022 PSU Award Agreement”); and (I) that certain Performance-Based Restricted Stock Unit Notice and RSU Agreement, dated as of May 1, 2023, pursuant to which Executive was granted 193,047 PSUs (the “2023 PSUs”) (such agreement, “2023 PSU Award Agreement”, and together with the 2021 PSU Award Agreement and the 2022 PSU Award Agreement, the “PSU Award Agreements”).
(ii)
Notwithstanding anything to the contrary contained in the Employment Agreement, the Award Agreements, the Plan or the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time (the “Incentive Plan”), the Company and Executive hereby acknowledge and agree that, subject to Executive’s continued compliance with the provisions of this Agreement and the obligations referenced herein (including, without limitation, Sections 1(b) and 17 hereof), and subject to Section 13 hereof:
(A)
Any unvested Options, RSUs and PSUs held by Executive as of the Separation Date shall remain outstanding and eligible to vest during the Transition Period in accordance with the applicable Award Agreements.
(B)
As of the last day of the Transition Period (such date, the “Vesting End Date”), the Company shall apply, to any Options, RSUs and PSUs held by Executive that remain unvested as of the Vesting End Date, the following termination and acceleration provisions set forth in the applicable Award Agreements: (1) Section 1(c) of the 2021 Option Award Agreement and the 2022 Option Award Agreement; (2) Section 1(b) of the 2023 Option Award Agreement; (3) Section 2(a) of each of the RSU Award Agreements; and (4) Section 2(c) of the 2021 PSU Award Agreement and the 2022 PSU Award Agreement; provided, that solely for purposes of applying such provisions to such Options, RSUs and PSUs, Executive’s date of termination of employment with the Company shall be deemed to be the Vesting End Date.
(C)
Subject to Section 2(b)(ii) and assuming Executive’s satisfaction thereof, after giving effect to Sections 2(b)(ii)(A) and (B) above, the Company and Executive hereby acknowledge and agree that, as of the Vesting End Date, (1) 69,096 of the Options granted pursuant to the 2021 Option Award Agreement will be unvested (the “2021 Unvested Options”); (2) 24,868 of the Options granted pursuant to the 2022 Option Award Agreement will be unvested (the “2022 Unvested Options”); (3) 106,008 of the Options granted pursuant to the 2023 Option Award Agreement will be unvested (the “2023 Unvested Options”,

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and together with the 2021 Unvested Options and the 2022 Unvested Options, the “Unvested Options”); (4) 3,793 of the RSUs granted pursuant to the 2021 RSU Award Agreement will be unvested (the “2021 Unvested RSUs”); (5) 32,858 of the RSUs granted pursuant to the 2022 RSU Award Agreement will be unvested (the “2022 Unvested RSUs”); (6) 105,103 of the RSUs granted pursuant to the 2023 RSU Award Agreement will be unvested (the “2023 Unvested RSUs”, and together with the 2021 Unvested RSUs and the 2022 Unvested RSUs, the “Unvested RSUs”); (7) 28,812 of the PSUs granted pursuant to the 2021 PSU Award Agreement will be unvested (the “2021 Unvested PSUs”); and (8) 10,170 of the PSUs granted pursuant to the 2022 PSU Award Agreement will be unvested (the “2022 Unvested PSUs”, and together with the 2021 Unvested PSUs, the “Unvested PSUs”).
(D)
Subject to Section 2(b)(ii) and assuming Executive’s satisfaction thereof, immediately following the application of Sections 2(b)(ii)(A) and (B) above, effective as of the Vesting End Date, (x) fifty percent (50%) of the Unvested Options granted pursuant to the applicable Option Award Agreements shall accelerate and vest as of the Vesting End Date; (y) fifty percent (50%) of the Unvested RSUs granted pursuant to the applicable RSU Award Agreements shall accelerate and vest as of the Vesting End Date; and (z) fifty percent (50%) of the Unvested PSUs granted pursuant to the applicable PSU Award Agreements shall accelerate and vest as of the Vesting End Date.
(E)
After giving effect to Section 2(b)(iii)(D) above, all of the remaining Unvested Options, Unvested RSUs and Unvested PSUs granted pursuant to the applicable Award Agreements shall be immediately forfeited and cancelled for no consideration as of the Vesting End Date.
(F)
Notwithstanding the foregoing or anything to the contrary set forth herein, the 2023 PSUs shall remain outstanding and eligible to performance-vest in accordance with Attachment II of the 2023 PSU Award Agreement, and the Compensation Committee of the Board (the “Committee”) shall determine the level of achievement of performance with respect to the 2023 PSUs as soon as practicable following the end of the applicable performance period (the actual number of 2023 PSUs that performance-vest in accordance with this Section 2(b)(iii)(F), the “2023 Performance-Vested PSUs”, and such date of determination by the Committee, the “2023 PSU Determination Date”). Effective as of the 2023 PSU Determination Date, (x) fifty percent (50%) of the 2023 Performance-Vested PSUs shall accelerate, vest and be settled as soon as practicable following the 2023 PSU Determination Date (and in no event later than April 30, 2024), (y) fifty percent (50%) of the 2023 Performance-Vested PSUs shall be immediately forfeited and cancelled for no consideration as of the 2023 PSU Determination Date, and (z) any 2023 PSUs that do not performance-vest in accordance with this Section 2(b)(iii)(F) shall be immediately forfeited and cancelled for no consideration as of the 2023 PSU Determination Date.
(G)
Notwithstanding the foregoing or anything to the contrary set forth herein, the following Change in Control (as defined in the Incentive Plan) provisions of the applicable Award Agreements shall continue to apply to Executive’s Options, RSUs and PSUs during the Transition Period: (1) Section 1(d) of the 2021 Option Award Agreement and the 2022 Option Award Agreement; (2) Section 1(c) of the 2023 Option Award Agreement; (3) Section 2(d) of each of the RSU Award Agreements; and (4) Section 2(d) of each of the PSU Award

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Agreements. For the avoidance of doubt, if a Change in Control does not occur during the Transition Period, such provisions shall be of no force or effect. Furthermore, in the event that a Change in Control occurs during the Transition Period, Executive shall receive a Cash Severance Amount applicable to a Change in Control Termination as set forth in Article III of the Plan (which for the avoidance of doubt shall be in lieu of (and not in addition to) Executive’s Cash Severance Amount applicable to a Non-Change in Control Termination and any previously paid Cash Severance Amount applicable to a Non-Change in Control Termination shall offset any Cash Severance Amount owed upon a Change in Control Termination).
(iii)
For the avoidance of doubt, (x) any and all payments to be made to Executive by the Company pursuant to this Section 2(b) shall be made prior to March 15, 2024, and (y) other than as expressly set forth in this Section 2(b), Executive acknowledges and agrees that Executive has no further rights, and shall receive no further amounts, payments or benefits, under the Incentive Plan, the Award Agreements or any other equity or equity related compensation plans, arrangements or agreements with the Company or any of the Releasees.
3.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the consideration specified in Section 2, except for Executive’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein. Executive agrees and acknowledges that, as of the Separation Date, the Company has satisfied all of its obligations to Executive, including, without limitation, pursuant to the Employment Agreement and Executive has no further rights under the Employment Agreement. Nothing in the prior sentence is meant to waive any of Executive’s rights under this Agreement or to COBRA.
4.
General Release of Claims.
(a)
In exchange for the consideration provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and all of Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby knowingly and voluntarily releases and forever waives and discharges the Company and/or its current and former parents, affiliates, subsidiaries, divisions, predecessor companies, related companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, representatives, insurers, equityholders, owners, members, officers, general partners, limited partners, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to Executive or any other current or former executives of the Company, and investment funds or other investment vehicles managed by any of the foregoing and/or for which they perform services (collectively, with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current and former directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively with the Company Group, referred to throughout the remainder of this Agreement as “Releasees,” and each a “Releasee”), of and from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever

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in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which Executive or any of the other Releasors had, has or may have against the Releasees, or any of them, from the beginning of time through the Effective Date (defined below), including, but not limited to, by reason of, arising out of, connected with, or concerning Executive’s employment or service with the Company and/or separation from the Company, the Employment Agreement, each of the Award Agreements, the Incentive Plan or the Plan, except claims that the law does not permit Executive or any of the Releasors to waive (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to equity or equity-based awards or costs, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 301, et seq., the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law, as such laws are amended from time to time.
(b)
Nothing herein releases any rights that Executive may have under the Indemnification Agreement or under any director and and officer liability insurance policy. This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing, including (i) claims for workers’ compensation or unemployment benefits and vested retirement or welfare benefits, if any, under any Company sponsored plans; (ii) any right to enforce any term of this Agreement; (iii) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising

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from Executive’s employment or separation of employment with Company, which are being released by this Agreement; (iv) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC; or (v) the right to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or make other disclosures protected under the whistleblower provisions of state or federal law. Notwithstanding the foregoing, if an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a), Executive hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due; provided that Executive may receive financial awards from OSHA, SEC, or any other federal agency for reporting possible violations of federal law or regulation in cases where the law prohibits Executives from waiving their rights to receive such payments.
5.
Consult With an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (and at Executive’s expense) before Executive signs this Agreement.
6.
Affirmations. Executive represents and agrees by signing below that, other than the Severance Benefits set forth in Section 2 above, Executive (a) has not been denied any leave or benefit requested, and has received all compensation for all hours worked for the Company; (b) is not entitled to any compensation or benefits under any other severance policy or plan maintained or followed by the Company; (c) has no known workplace injuries or occupational diseases; (d) is not aware of any alleged violations of the law or the Company’s agreements or policies by Executive or any other employee or other party that have not been reported in writing to the Company’s Chairperson of the Board of Directors; and (e) is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud that should be reported to authorities.
7.
Confidentiality. The Parties hereto agree that this Agreement and all matters relating to the terms and negotiation of this Agreement are Confidential Information and shall not be disclosed to any other person except as may be mutually agreed to in writing by the Parties, as may be compelled by a valid order of a court of competent jurisdiction, or as may be reasonably necessary to comply with the requirements of federal, state, or local authorities, regulators or codes (including Company disclosure obligations or securities filings), or as related and strictly limited to statements made as part of Executive’s testimony, assistance or participation in an administrative investigation described in Section 4(b) above. The Parties hereto agree that the terms of this Agreement may be disclosed to Executive’s immediate family and each of the Parties’ accounting, payroll, legal, financial, and tax professionals and the appropriate members of the Company’s management or ownership.
8.
Return of Company Property and Company Information. Executive agrees to return, on or before the Separation Date, or earlier if directed by the Company, any and all of Company’s property in Executive’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential

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cost and price characteristics and policies in his possession (including on any personal computer). Executive must promptly return to the Company Executive’s Company-issued laptop, desktop and cellphone without deleting any information from them; provided that the Company will use reasonable efforts to work with Executive to transfer any of Executive’s personal information from such devices.
9.
Non-Disclosure of Confidential Information.
(a)
The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by Executive from third parties in connection with Executive’s employment by the Company subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (i) becomes generally known to and available for use by the public other than as a result of Executive’s violation of this Agreement; (ii) is or becomes generally available within the relevant business or industry other than as a result of Executive’s violation of this Agreement; or (iii) is or becomes available to Executive on a nonconfidential basis from a source other than the Company, which source is not known by Executive, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.
(b)
Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the Separation Date and regardless of whether Executive participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform Executive’s services while an employee of the Company, Executive agrees that Executive will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose Confidential Information, unless such information is required to be produced by Executive under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Executive shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.
10.
Whistleblower Protection. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation,

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including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Executive uses Executive’s reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, Executive has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.
11.
Restrictive Covenants. Executive agrees that during Executive’s employment, Executive has had access to the Company’s Confidential Information. Such access and knowledge would put the Company at an unfair competitive disadvantage were Executive to use it on behalf of another person or entity. Therefore, during the twelve (12) month period following the Separation Date (the “Restriction Period”), Executive agrees that Executive shall not, directly or indirectly, for Executive’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Company):
(a)
own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit Executive’s name to be used in connection with, or develop products or services for, any Competing Business anywhere in any state of the United States or any other jurisdiction in which the Company conducts business. “Competing Business” means any business and operations that are the same or similar to those performed by the Company Group for which Executive provides services or about which Executive obtains confidential information during Executive’s employment or service with the Company Group; notwithstanding the foregoing, it shall not be a breach of this Section 11(a) for Executive to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;
(b)
contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, a customer, supplier or agent of the Company or with which the Company or Executive had contact during Executive’s employment with the Company, to terminate their relationship with the Company, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or

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(c)
contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an employee of the Company for the purpose of seeking to have such employee terminate his or her employment with the Company.
(d)
Subject to Section 10, Executive will not, at any time during Executive’s employment with the Company or at any time thereafter, make any statement that is intended to disparage the Company Group or any of its businesses, products, services, directors or officers. The Board shall direct the Company’s senior officers and directors, at all times during Executive’s employment with the Company and again in connection with their termination of employment with the Company, not to make any statement that is intended to disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Executive and the Board shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Board or the Company.
(e)
In the event of a breach or threatened breach of Sections 7, 8, 9 or 11, as the sole exception to mandatory and exclusive arbitration as provided in Section 14, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorneys’ fees. If a court, or arbitrator, as the case may be in accordance with Section 14, holds that the duration, scope, or area restrictions stated herein are unreasonable, the Parties agree that such court, or arbitrator, as the case may be in accordance with Section 14, shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.
(f)
Any post employment obligations Executive owes to the Company set forth in this Agreement are in addition to, and not in lieu of, any post employment obligations Executive owes under Executive’s employment letter agreement dated March 1, 2021, the Employee Proprietary Information, Non-Solicitation and Arbitration Agreement signed by Executive on March 18, 2021 (“Arbitration Agreement”), the Plan, or the governing documents and agreements related to Executive’s equity, all of which are incorporated by reference herein (the “Separate Post-Employment Obligations”). For the avoidance of doubt, all other agreements or provisions containing post-employment obligations have been previously superseded by one of the Separate Post-Employment Obligations or another subsequent agreement or are hereby superseded by this Agreement.
12.
Acknowledgments. Executive acknowledges and agrees that: (a) Executive has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and

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immeasurable value to the Company; (c) the Company has required that Executive make the covenants set forth in Sections 7 through 11 herein as a condition to the execution by the Company of this Agreement; (d) the provisions of Sections 7 through 11 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent Executive from obtaining other suitable employment during the period in which Executive is bound by such provisions; (e) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in Sections 7 through 11 to a specified county, city or part thereof); (f) the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 through 11; and (g) the potential benefits to Executive available under this Agreement are sufficient to compensate Executive fully and adequately for agreeing to the terms and restrictions of this Agreement.
13.
Termination of Benefits for Violating this Agreement. In the event Executive breaches or fails to abide by the terms of this Agreement, then in addition to any other remedies which the Company may have pursuant to this Agreement or in equity or at law, the Company has the right to permanently discontinue the Severance Benefits described in Section 2(a) above and the equity benefits described in Section 2(b) above, and obtain restitution of any benefits provided to, or on behalf of, Executive pursuant to this Agreement.
14.
Governing Law, Jurisdiction and Costs. The law of the State of Texas shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Texas. Subject to Section 11(e), any and all disputes arising from or in connection with this Agreement, the Plan, the Award Agreements, the Employment Agreement or the Arbitration Agreement shall be subject to mandatory and exclusive arbitration pursuant to Section 10 of the Arbitration Agreement. Executive will reimburse the Company for all costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by Executive of any covenants contained in this Agreement if (i) Executive challenges the reasonableness or enforceability of such covenants, and (ii) the Company is the prevailing party in such action.
15.
Severability/Modification. If any term, provision or paragraph of this Agreement is determined by a court, or arbitrator, as the case may be in accordance with Section 14, to be invalid or unenforceable for any reason, such court, or the arbitrator, as the case may be in accordance with Section 14, shall have the authority to reform and modify such term, provision or paragraph so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible and such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
16.
No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an

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admission by either of the Parties or any of the Releasees of any liability, or evidence of any liability, wrongful acts or unlawful conduct of any kind against Executive or any other person.
17.
Cooperation. During Executive’s employment with the Company, Executive acknowledges that Executive has been involved in business matters on behalf of the Company. As a further material inducement to the Company to make the payments described herein, after the Separation Date, Executive hereby agrees to (a) provide Executive’s full and timely cooperation to the Company regarding its business matters, specifically including but not limited to matters over which Executive had responsibility or in which Executive was involved, as well as any legal, equitable, or business matters or proceedings which involve the Company or any of its Executives, officers, or directors; (b) be reasonably available for questions or inquiries by phone, text, or email, and at the Company’s reasonable request for any meetings or conferences deemed necessary to assist the Company; (c) cooperate in the defense of any actual and potential claims, litigation, inquiry, investigation, or other matter, action, or proceeding filed against the Company or its officers, directors, employees or agents, including but not limited to, any actual or potential claims which may require Executive’s involvement post-employment; and (d) help transition Executive’s role and responsibilities to other Company personnel, and provide information in response to the Company’s requests and inquiries, in connection with Executive’s separation. The Company will pay reasonable travel and other expenses related to Executive’s cooperation in this regard, provided such expenses are pre-approved by the Board of Directors in writing. The Company agrees to provide reasonable advance notice of the need for Executive’s cooperation.
18.
Entire Agreement, Amendment and Construction. This Agreement, together with the Plan, the Employment Agreement, the Indemnification Agreement, the Award Agreements and the Arbitration Agreement, represents the entire agreement and understanding of the Parties, and no other oral or written agreements or representations exist. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections. This Agreement shall be construed without regard to the party that drafted it. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any ambiguity shall not be interpreted against either party but shall, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.
19.
Counterparts; Electronic Delivery. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which to be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

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20.
Assignment. Company and Releasees have the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company and to the Releasees, who are intended third-party beneficiaries of this Agreement.
21.
Time to Consider and Revoke. Executive understands that Executive has up to twenty-one (21) days to consider the terms of this Agreement before signing it. Any modifications made to this Agreement, material or not, will not extend the twenty-one (21) days period. Executive must execute this Agreement no sooner than the Separation Date and no later than twenty-one (21) days immediately following the Separation Date. In addition, after Executive signs the Agreement, Executive has the right to revoke and cancel this Agreement for seven (7) days after Executive signs it. Any such revocation must be in writing and postmarked or delivered to the Company’s General Counsel, within seven (7) days of Executive’s signing this Agreement to be effective. This Agreement will be effective, fully binding, enforceable, and irrevocable upon the expiration of the seven day period if Executive does not revoke it (the “Effective Date”). If Executive does not sign this Agreement, or signs it and then revokes Executive’s signature, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the consideration described in Section 2 above.
22.
Other Representations and Warranties. By executing this Agreement, Executive acknowledges that Executive: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge; (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; (iv) is entering into this Agreement freely and voluntarily; (v) has carefully read and understood all of the provisions of this Agreement; and (vi) was provided the opportunity to discuss and did discuss all aspects of this Agreement with legal counsel of Executive’s choosing. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

E2OPEN PARENT HOLDINGS, INC.

/s/ Jennifer S. Grafton
Jennifer S. Grafton
Executive Vice President, General Counsel
Date: October 6, 2023

PETER HANTMAN

/s/ Peter Hantman
Peter Hantman
Date:

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